                                                                                September 14, 2007

The Honorable Charles D. Nottingham

Office of the Chairman

Surface Transportation Board

395 E Street, S.W.

Washington, D.C. 20423-0001

Dear Chairman Nottingham:

I write in response to your request for an update on Norfolk Southern's preparations for this year's peak shipping season, which is commonly referred to as the "Fall Peak."  As you may be aware, we provided our customers, via our web-site, a Fall Peak letter earlier this year.  In this letter, we provide information updated from that time regarding our traffic expectations, operating and capacity efforts, and the new Heartland Corridor project, which will begin later this fall.  Finally, I note that events in Washington could substantially affect Norfolk Southern's ability to meet rail transportation demands in the future.

While Norfolk Southern expects to be in a position to handle the demand for our rail services during the 2007 Fall Peak, whether the supply can meet the widely-anticipated growth in demand for rail transportation in the future is an open question.  In his Fall Peak letter of July 16, 2005, my predecessor, David R. Goode, noted how important it is for a company to be able to earn its cost of capital.  The importance has not lessened.  Increased investment in additional capacity cannot always be economically justified if it becomes questionable whether a company can meet its cost of capital on an ongoing basis.

I.     Traffic Expectations for the 2007 Fall Peak

Based on our present view of various markets, Norfolk Southern outlines its views on Fall Peak traffic as follows based on major commodity groups.  Of course, market conditions could change and render our current views obsolete.  We recognize that challenges we may face as we see actual volume levels may be different than those we anticipated.

Intermodal volumes have been weaker in 2007 versus 2006.  While Norfolk Southern experienced stability in local and originated freight, volumes from the West Coast have been particularly soft, both internationally and domestically.  Strategically, Norfolk Southern remains bullish on increases in intermodal demand over the coming years.  However, in the near term, growth in intermodal business during this year's peak season will be modest at best.

From an automotive perspective, we have seen shipments strengthen in the second quarter, although weakness in the automotive sector will prevail in the fourth quarter as dealer inventories accumulate from weak sales during June, July, and August causing unplanned production downtime to occur.  Norfolk Southern expects the trend in lower auto shipments will continue into 2008 as the announced plant closures are completed and the effects of the record high inventories of unsold housing, tighter credit standards, and resulting lower consumer confidence continue to spill over into high-priced consumer goods like autos.

Although we rarely see a spike in coal volumes during the Fall Peak, coal demand can change as a result of extreme weather conditions.

At Norfolk Southern, Industrial Products includes everything other than Coal, and Intermodal and Automotive.  The major commodity groups are (i) Agriculture, Fertilizer and Consumer, (ii) Chemicals, (iii) Metals and Construction, and (iv) Paper, Clay and Forest Products.  We are preparing to handle our share of the corn crop that will result from an increase in the acres of corn planted this year.  Chemical volumes may continue to improve as lower inventories of plastics are rebuilt and we gain new business from plant expansions and from new business development activity.  We expect ethanol shipments will continue to grow as well.  Finally, we expect the weakness in the housing sector to impact shipments of related commodities.

II.      Operating and Capacity Efforts to Prepare for 2007 Fall Peak

Norfolk Southern's goal for the Fall Peak period is to move as much freight as possible safely and efficiently.  We will judge our performance by a number of factors, including the safety of our operations and the metrics we make available to the public such as cars on line, terminal dwell, and train velocity.  But there are many factors outside our control that affect our operations, such as the fact that the volume of freight moving during a particular Fall Peak varies.  In addition, depending on what Norfolk Southern is trying to achieve, an individual metric may not be useful for determining whether we are achieving this goal.

Most importantly, Norfolk Southern has a process in place, however, to assist it in achieving that goal.  The TOP (Thoroughbred Operating Plan) Steering Committee, a group of senior managers from Norfolk Southern's Operations, Marketing, Information Technology, Strategic Planning and Finance, has oversight of and responsibility for Norfolk Southern's Operating Plan.  As a matter of routine we make periodic changes to the plan due to changes in business volume and shifts in traffic mix.  Heavier volume patterns are typical in the fall, and as a result we tend to make somewhat more changes to the plan for the Fall Peak than for other times of year.

In addition, Norfolk Southern continues to make large capital expenditures to maintain and expand its infrastructure.  Between 2000 and 2006, Norfolk Southern's capital expenditures have totaled more than $6.1 billion, while its net income over the same period has been only $5.2 billion.  In 2007, Norfolk Southern is budgeted to spend another $1.4 billion, which is almost equal to its total net income from 2006.

We look toward the future and try to determine where we most will need extra investment to increase our capacity.  Infrastructure improvements are evaluated in light of (i) the extent to which such improvements will increase safe and efficient rail operations, (ii) projected traffic levels, and (iii) the value of other competing requests for capital dollars.

In 2006, Norfolk Southern among other things:

o   Closed a deal to create a joint venture with the Kansas City Southern Railway, which will result in $300 million dollars of investment mostly to upgrade the rail line between Meridian, Mississippi and Shreveport, Louisiana, so that the line can move more freight more quickly across the line.  Already, 45 miles of formerly non-signaled territory have been converted to centralized train control, 100 miles of crosstie replacement has been completed, 150 miles of ballast and surfacing work has been done, and 45 miles of new rail has been replaced with new rail in three locations.

o    Opened a new rail line to the coal-powered Keystone Generating Station in Shelocta, Pennsylvania.  The $44 million public-private partnership trims 51 miles off the trip from Saltsburg, Pennsylvania to Shelocta and increases the capacity of the plant.

o    Began work on the $62 million Rickenbacker Intermodal Terminal in Columbus, Ohio, which will increase freight capacity in that region by more than 40 percent.

o   Added infrastructure in the following corridors: Memphis, Tenn. to Chattanooga, Tenn.; Chattanooga, Tenn. to Atlanta, Ga.; Atlanta, Ga. to Jacksonville, Fla.; Charlotte, N.C. to Manassas, Va.; West Virginia Secondary; Columbus, Ohio to Cincinnati, Ohio; Goldsboro, N.C. to Morehead City, N.C.; St. Louis, Mo. to Louisville, Ky.; and our route to Albany, N.Y. and New England.

o    Acquired 142 additional locomotives.

o    Acquired 400 rapid-discharge, aluminum coal cars.

Norfolk Southern's announced 2007 capital budget includes, among other things:

o    Investing in capacity by making capital roadway improvements.  Norfolk Southern plans to spend $610 million for rail, crosstie, ballast and bridge programs, including $73 million in infrastructure investments for increased capacity. In addition, Norfolk Southern plans to spend $47 million for communications, signal, and electrical projects; $41 million for maintenance of way equipment; and $16 million for environmental projects and public improvements such as grade crossing separations and crossing signal upgrades.

o    Making capital investments in intermodal terminals and equipment to add capacity to the Norfolk Southern intermodal network, increase access and capacity for coal traffic, bulk transfer facilities, and vehicle production and distribution facilities - all at a cost of about $97 million.

o    Spending about $60 million for capital projects related to computers, systems and information technology, which will enhance safety and improve operating efficiency and equipment utilization.

o    Investing approximately $321 million in capital on equipment to:

o    Purchase 53 six-axle locomotives and upgrade existing locomotives (Subsequent to the announced 2007 capital budget, Norfolk Southern also made a commitment to acquire an additional 50 locomotives, 20 of which are expected to be delivered in the fourth quarter of 2007.).

o    Purchase 1,300 new higher-capacity coal cars as part of a multiyear program to replace the existing coal car fleet.

o    Purchase 739 freight cars as their leases expire; certify and rebuild 388 multilevel automobile racks; and add supplemental restraints to multilevel racks.

o    Renewing expiring equipment operating leases covering more than 2,800 cars.

o    Leasing 200 additional construction debris cars.

o    Repairing freight cars at a cost of $56 million.  Our repair plan for 2007 reflects a 17 percent increase in repairs over the number of cars repaired in 2006.  Norfolk Southern has announced a new car repair facility in Portsmouth, Ohio that will open next year.

Norfolk Southern presently has 31 car prepping facilities, which are at strategic locations to address car quality issues prior to car placement, to reduce the number of rejected cars, and to reduce the unproductive car days that would be needed to reposition cars for cleaning and prepping.

We also continue to improve distribution processes by converting customer location pools into free-running pools where feasible, thus reducing empty repositioning time and miles.

Obviously, our people are another critical asset.  Expenditures made to hire, train, and pay crews are not capital dollars, but clearly additional crews expand our capacity.  Thus, although we have restricted our current hiring generally, that policy does not apply to categories of employees who are critical to moving freight safely.  In fact, we are hiring and training 1,300 train and engine employees this year.

 III.     Heartland Corridor Project Is Coming

 In addition to the infrastructure expenditures mentioned above, Norfolk Southern expects to begin work on its Heartland Corridor project later this year.  This ambitious public-private partnership has been deemed a project of national significance by the Federal government.  Notwithstanding Federal and state funding for this project, Norfolk Southern will invest approximately $60 million.  It will improve 30 tunnels in four states so that they are able to handle double-stacked intermodal trains.  It includes the development of a new Norfolk Southern-owned intermodal facility in Columbus, Ohio, which when fully developed will have the capacity to handle 400,000 lifts per year. When completed, Norfolk Southern will shorten the time it takes for containers to travel from port to plains by over 20 percent and the distance they travel by more than 20 percent.  Importantly, as a network system, Norfolk Southern looks forward to the added capacity and the additional operating options this improved route will provide us to serve all rail customers.  As a result of the improved network velocity, we expect increased resources to be available to all segments of our business.

To complete this project, Norfolk Southern will need to operate under an eight to twelve-hour curfew five days per week during tunnel clearance efforts.  We estimate that the first phase of curfews will start between Bluefield, West Virginia and Roanoke, Virginia in October, which is slightly later than we had originally predicted.  In total, the project should take 2½ to 3 years to complete as construction moves west in segments on the mainline to Columbus, Ohio.

Although Norfolk Southern has formulated plans to minimize the impact of this construction project, we do expect some delays along these rail lines that run through our primary Central Appalachian coal-hauling territory.  Norfolk Southern has been communicating with its coal customers who may be affected by this work.  In fact, Norfolk Southern has hosted several customer forums for potentially affected coal customers.  In addition, Norfolk Southern will provide information through a special website that will allow our customers to track progress of the project and view the location of the curfews.

IV.    Regulatory and Legislative Landscape Could Disrupt Our Ability to Meet Rail Transportation Demands in the Future

Like last year, proposals to re-regulate the railroads still concern us.  At the heart of these proposals, however, is the irreconcilable notion that shippers can have better service, more rail infrastructure, and ever-declining rates - all at the same time.  The last thing the country needs in the face of current predictions of demand for future freight transportation is to reverse course.  Even the current regulatory system for cost of capital measures our return on the basis of historical costs rather than replacement costs.  The railroad industry has long-lived assets such that historical costs bear no relation to the cost a railroad would actually incur.

We also remain concerned that governmental action regarding the transportation of highly hazardous materials could also adversely affect our ability to appropriately price for the increased risks and costs we are facing to transport these materials.  Other proposals regarding the transportation of these materials could adversely affect the capacity available to transport coal, grain, automobiles, intermodal trailers and containers, steel, paper, and the hundreds of other products that move by rail.

In sum, given our expected volumes, improved capacity, additional locomotives, and the level of employment, we believe that Norfolk Southern is well positioned to handle any incremental volumes that may materialize as a result of the Fall Peak.  Nevertheless, Norfolk Southern will continue to monitor market conditions and government actions that could affect the Fall Peak and capacity investment and to work toward continuing to safely transport freight.

                                                                                Sincerely,

                                                                                /s/ Charles W. Moorman

cc:    The Honorable W. Douglas Buttrey

         The Honorable Francis P. Mulvey

         Mr. Edward R. Hamberger